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Exhibit 5.1

                  Letterhead of Heller, Horowitz & Feit, P.C.

                                 March 14, 2002

    Hemoxymed, Inc.
    325 Barracks Hill
    Charlottesville, VA 22901

               Re:     Registration Statement

    Gentlemen:

               As counsel for your Company, we have examined your Articles of Incorporation, By-Laws, and such other corporate records, documents and proceedings and such questions of law as we have deemed relevant for the purpose of this opinion.

               We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form SB-2, covering the registration under the Securities Act of 1933, as amended, of the proposed resale of up to 21,592,731 shares of Common Stock by the holders thereof (the "Common Shares"). Our review has included the exhibits and form of prospectus for the resale of the Common Shares.

               On the basis of such examination, we are of the opinion that:

               1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

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               2.     The Common Shares have been duly and validly authorized
    and issued and are fully paid and non-assessable shares of Common Stock of the Company.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the mention of our firm in the prospectus which forms a part of the Registration Statement.

                                             Very truly yours,

                                             /s/ HELLER, HOROWITZ & FEIT, P.C.

                                             HELLER, HOROWITZ & FEIT, P.C.
    HH&F:rs